Federal Signal Corporation Appoints New Director      Oak Brook, Illinois, December 18, 2018 – The Board of Directors of Federal Signal Corporation (NYSE: FSS),  a leader in environmental and safety solutions, today announced the appointment of Patrick E. Miller to  the company’s board of directors, effective December 17, 2018. Since November 2015, Mr. Miller has  served as a director and the President and Chief Executive Officer (“CEO”) of Commercial Vehicle Group,  Inc. (NASDAQ: CVGI), a global supplier of a full range of cab‐related products and systems for the global  commercial vehicle market.      “We are very pleased to announce Pat’s appointment to our board of directors,” said Dennis J. Martin,  Chairman of the board of Federal Signal. “Pat’s significant experience in the global commercial vehicle  market, and his current role as the CEO of a market‐leading peer group company, position him to provide  immediate, valued insight to our board.”        Mr. Miller joined CVGI in 2005, serving in a number of different executive positions before being appointed  CEO. He received a bachelor’s degree in industrial engineering from Purdue University and a master’s  degree in business administration from Harvard Business School.    About Federal Signal  Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet.  Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and  total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in  Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups:  Environmental  Solutions and Safety and Security Systems. For more information on Federal Signal, visit:  www.federalsignal.com.      Contact:  Ian Hudson +1‐630‐954‐2000, ihudson@federalsignal.com  # # #